Exhibit 3.9

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:16 PM 08/21/2006
FILED 05:16 PM 08/21/2006
SRV 060780035 - 4207164 FILE

CERTIFICATE OF INCORPORATION

OF

FIRESTONE ACQUISITION HOLDINGS CORP.

1. Name. The name of this corporation is Firestone Acquisition Holdings Corp. (hereinafter the “Corporation”).

2. Registered Office. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

4. Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 per value per share.

5. Incorporator. The name and mailing address of the sole incorporate is: Deborah M. Reusch, P.O. Box 636, Wilmington, Delaware 19899.

6. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

7. Election of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the matter provided in, the by-laws of the Corporation. The election of directors need not be by written ballot unless the by-laws shall so require.

8. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.

9. Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the GCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

10. Indemnification. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer or the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

11. Records and Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of the Corporation.

12. Opt Out of GCL 203. The Corporation shall not be governed by Section 203 of the GCL.

[The remainder of this page is Intentionally left blank.]

THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 21st day of August, 2006.

/s/ Deborah M. Reusch
Deborah M. Reusch
Sole Incorporator